AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into this 31st day of March, 2000, by and between Elite Pharmaceuticals, Inc., a Delaware corporation (hereinafter "ELITE") and Atul M. Mehta of Mahwah, New Jersey (hereinafter "MEHTA").

STATEMENT OF PURPOSE

         MEHTA is currently employed by ELITE under a contract dated May 23, 1991, as amended December 1995, December 1996, and February 1998. ELITE desires to continue to employ MEHTA for a period of five (5) years commencing January 1, 2000 in order to be more certain of his continued services and in order to have access to his research and development skills and experience relating to pharmaceutical and similar products. MEHTA desires to accept continued employment upon the terms herein. Therefore, the parties have agreed, and do hereby agree, that ELITE will employ MEHTA and MEHTA will accept such continued employment, upon the terms and conditions subsequently set out in this Agreement.

                            AGREEMENT OF THE PARTIES

         1. Term. ELITE hereby agrees to employ MEHTA and MEHTA agrees to continue being employed by ELITE for a period of five (5) years ending December 31, 2005, provided that this Agreement is not sooner terminated pursuant to the provisions contained herein. The current employment agreement shall be superseded by this Agreement, effective March 31, 2000. On December 31, 2005, this Agreement shall be automatically renewed for an additional five year term ("Initial Additional Term"), unless either party shall provide the other party written notice of its desire not to so renew the agreement by December 31, 2004. Subsequently, the Agreement shall be automatically extended for periods of one
(1) year unless a party gives notice of non-renewal at least one (1) year prior to the date of expiration. (Any and all such renewals and/or extensions are referred to herein as the "Additional Term".)

         2. Duties. MEHTA agrees to devote a sufficient amount of his business time to diligently and faithfully perform his duties and responsibilities on behalf of ELITE. MEHTA, however, shall not be precluded from (a) delivering lectures, fulfilling speaking engagements, and writing or publishing any material related to his area of expertise, (b) participating in professional organizations and program activities, (c) serving as a consultant in his area of expertise to government, industrial, and academic entities where it does not conflict with the interests of ELITE, (d) serving as a director or member of a committee of any organization or corporation or engaging in any other business activities; provided that such activities do not materially interfere with the regular performance of his

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duties hereunder and except to the extent limited by paragraphs 11 and 12 of this Agreement.

         3. Responsibilities. ELITE agrees that during the term of this Agreement, MEHTA shall serve as and retain the titles of President, Chairman and Chief Executive Officer of ELITE and Elite Laboratories, Inc. His responsibilities shall include the overall management and direction of ELITE'S affairs, the hiring, direction and dismissal of all subordinate employees, and the development of ELITE'S products. In addition, MEHTA shall be entitled to continue to serve as a director of ELITE for the entire term of this Agreement.

         4. Compensation. As compensation for the services rendered hereunder, including any services provided as President, Chief Executive Officer, and Director, MEHTA shall receive the following:

                  a. An annual salary in the following amounts:

                           (1) From January 1, 2000 until December 31, 2000, $242,000 payable in semi-monthly installments;

                           (2) From January 1, 2001 until December 31, 2005, at
                  a salary not less than $242,000 plus an additional amount (i.e., a raise) to be determined by the Board of Directors, in its discretion, for each of the four years; provided, however, that such raise shall be equal to no less than ten percent (10%) of the previous year's base salary.

                  b. Additional incentive commissions equal to five percent (5%) of net profit of each fiscal year as determined in accordance with generally accepted accounting principles, payable no later than the 15th day of the fourth month following the completion of each such fiscal year.

                  c. Health insurance, purchased and maintained by ELITE, which shall cover all medical expenses incurred by MEHTA and his family.

                  d. Term life insurance on MEHTA's life, for the benefit of MEHTA's surviving spouse or his estate, in an amount of at least $300,000 for each year the policy is in effect.

                  e. Such discretionary bonus as the Board may (with MEHTA abstaining) from time to time determine to be appropriate.

                  f. Options to Purchase Class A Common voting stock of ELITE at a price of ten dollars ($10.00) per share,

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                            i)      The option to purchase 100,000 shares shall
                                    vest on December 31, 2000 and the remainder of the option will vest in 100,000 share increments on December 31 of each of the next four succeeding years;

                           ii) The options shall be exercisable from the date that they vest until earlier of (a) one year after MEHTA ceases to be employed by ELITE or to serve as an officer or director of ELITE; or (b) the expiration of ten years from the date the options are granted. Notwithstanding any provision to the contrary, the options granted to Mehta pursuant to this Agreement shall be fully vested and exercisable if this Employment Agreement (or Dr. Mehta's position as an officer and director) is terminated by the Corporation for any reason or if it expires as a result of the Corporation giving notice of non-renewal.

                          iii) If the Board of Directors of Elite votes to approve the acquisition of more than 50% of the stock of Elite (i.e. "control") by any person or entity, Elite may, at its discretion require Optionee to elect one of the following (whichever is preferred by the Optionee):

                                    a. exercise the Options within thirty (30) days of Optionee's receipt of notice from Elite. In such event, all Options (vested and unvested) shall be exercisable; or

                                    b. sell the Options (vested and unvested) to Elite at a price determined by subtracting the exercise price from an amount equal to 110% of the fair market value of the stock. For purposes of this provision "fair market value" shall be determined by a Certified Public Accountant regularly engaged by Elite, taking into account the then-most recent price at which the shares of Elite have been issued and the price at which shares are, or are expected to be, offered to the public, or the price at which a person has acquired shares to gain control (to the extent known by Elite).

                                            If a circumstance described above
                                    occurs and Elite does not require Optionee to elect to exercise or sell the options in accordance with clauses (a) or (b) above, the Options shall be vested as of the date that the Directors vote as described above.

                           iv)      Neither the options nor the shares
                                    underlying the options are presently
                                    registered and there are no present plans to register the options or the underlying shares.

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                            v)      The options granted pursuant to this
                                    resolution are not intended to constitute
                                    "qualified employee incentive stock
                                    options." It is intended that other options held by Dr. Mehta are not affected by this action.

                  g. If this Employment Agreement continues into the Additional Term, the parties shall determine, prior to the beginning of the Additional Term, compensation to be paid to Mehta during the Additional Term, provided that such compensation shall be on terms no less favorable to Mehta than those contained herein; and specifically provided, that the base salary for each year shall be no less than one hundred ten percent (110%) of his base salary for the year ended December 31, 2005.

         5. Expenses. ELITE shall reimburse MEHTA for all reasonable expenses incurred by him in connection with his employment pursuant to this Agreement. ELITE will reimburse MEHTA for such expenses upon the presentation of an itemized account together with such receipts, invoices, or other evidence of the expenditure that would constitute satisfactory documentation for tax purposes. Additionally, during the term of this Agreement, ELITE shall provide MEHTA with the use of an automobile to be selected by MEHTA. MEHTA shall be responsible for accounting for the use of the automobile in compliance with all applicable regulations imposed by federal and state taxing authorities.

         6. Incentive and Benefit Plans. MEHTA shall be entitled to (a) participate in any Management Incentive Compensation Plans adopted by ELITE'S Board of Directors (provided any such plan is adopted upon a vote in which MEHTA abstains or does not cast a deciding vote) on a basis to be determined by the Board of Directors at such time; (b) participate in any stock option plan established by the Board of Directors; and (c) participate in, and benefit from, any and all pension, profit-sharing, life, dental, medical, and other group benefit plans provided to management and/or other employees of ELITE.

         7. Key Man Life Insurance. MEHTA shall do anything that is reasonably necessary to enable ELITE to maintain key man insurance upon his life should the Board of Directors so determine, with all benefits payable to ELITE. Upon termination of employment for reasons other than MEHTA's death, MEHTA shall have the right to (a) cancel such insurance policy or (b) rename the beneficiary provided he assumes all subsequent payment of premiums.

         8. Termination. MEHTA's employment hereunder shall terminate upon the occurrence of any of the following:

                  a. the death of MEHTA;

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                  b. by election of either party upon the inability of MEHTA to perform his duties on account of disability for a total of one hundred twenty (120) days or more during any consecutive twelve (12) month period;

                  c. by election of ELITE upon "Severe cause", defined as (i) MEHTA's commission of an act involving dishonesty, embezzlement or fraud causing material damage to ELITE, (ii) MEHTA's conviction for the commission of a felony involving an act of dishonesty or (iii) willful misconduct by MEHTA which is materially and demonstrably injurious to ELITE (and which MEHTA cannot or does not cease or correct upon request). For purposes of this provision, no act or failure to act by MEHTA shall be considered "willful", unless done, or omitted to be done, by him in bad faith and with knowledge that it was contrary to the interests of ELITE;

                  d. by election of MEHTA upon (i) failure of ELITE to meet its obligations under paragraph 4, (ii) substantial interference with the discharge of his responsibilities under paragraph 3, (iii) purported change by ELITE without MEHTA's consent, of the duties and responsibilities of MEHTA from those duties and responsibilities described in this Agreement, (iv) a change of ownership of more than fifty percent (50%) of ELITE's shares in any one twelve (12) month period, or if any person or entity (or commonly owned or controlled group of entities) acquires shares which cause such person or entity's shares to total more than fifty percent (50%) of the shares of ELITE; provided that shares acquired from MEHTA shall not be counted in calculating the fifty percent (50%) of shares, and provided that "ownership" shall mean ownership or de facto control; (v) requirement by ELITE that MEHTA be based anywhere more than 40 miles from Mahwah, New Jersey unless mutually agreed, (vi) any purported termination of MEHTA's employment which is not effected pursuant to the terms of this Agreement or which does not constitute grounds for termination under this Agreement, or (vii) the occurrence of a vote by a majority of shares voting upon an issue contrary to the vote of MEHTA, if MEHTA in his sole discretion deems the vote "likely to result in an interference in management" and requests at the meeting that the shareholders reconsider and the shareholders fail to reverse the vote.

The parties recognize that there may arise disputes and controversies over alleged conditions or conduct that is wrongful or that constitutes a breach of this Agreement. However, the parties agree that such conditions or conduct (which may give rise to a claim for damages) shall not constitute grounds for termination of employment or excuse performance under this Agreement unless, and to the extent, provided above.

         9. Payments upon Termination.

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                  a. In the event of termination due to MEHTA's death, his
         surviving spouse (or if she predeceases MEHTA, his estate), shall be entitled to receive MEHTA's salary, incentive commissions, benefits and any deferred compensation accrued through the last day of the third calendar month following the month in which the termination of employment occurs and additional salary payable monthly for the following three years at the rate of one-half the aggregate annual amounts shown in paragraph 4a above; provided that ELITE may purchase life insurance (other than the life insurance provided under paragraph
         4d) payable to a designated beneficiary of MEHTA to cover all or a portion of the obligation under this paragraph 9a.




                  b. In the event of MEHTA's termination in accordance with paragraphs 8b or c, MEHTA's salary, incentive commissions, benefits and any deferred compensation accrued through the last day of the calendar month in which the termination of employment occurs shall be paid promptly. No other unaccrued salary or benefits shall be paid.

                  c. In the event of termination pursuant to paragraph 8d, MEHTA shall receive all accrued salary, incentive commissions, benefits, and any deferred compensation and all salary and commissions payable under paragraph 4b through a period ending upon the later of (i) May 22, 2006 or (ii) the third anniversary of such termination, provided that the salary portion of such amounts shall be aggregated and discounted to Present Value, using as the discount factor the prime rate published on the date of termination (or nearest date thereafter) in the Wall Street Journal; and provided that salary for the period after May 22, 2006 shall be imputed at the same rate as provided for under paragraph 4g.

         10. Procedure for Termination. Termination of employment by ELITE or MEHTA shall not be effective until notice is received by the other party. The notice shall not be effective unless it indicates the specific termination provision(s) in paragraph 8 of this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provisions indicated. Additionally, no purported termination by ELITE shall be effective unless and until there has been delivered to MEHTA a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board held for the purpose (after opportunity for MEHTA, together with his counsel, to be heard before said Board), finding that in the good faith opinion of the Board, the facts and circumstances claimed to provide a basis for termination under paragraph 8b or c of this Agreement exist and specifying the particulars thereof.

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         11. Covenant Not To Compete. MEHTA covenants and agrees that during the term of this Agreement, he will not directly or indirectly engage in, conduct, solicit, be involved in, aid or assist, either personally or as an employee, partner, director or consultant any business which is competitive with the business of ELITE. MEHTA, however, shall be free to conduct any business he desires outside of the United States, so long as such business does not sell any product sold or licensed by ELITE in any market in which ELITE competes, and provided that MEHTA does not use confidential information that he could not disclose under paragraph 12.

         12. Confidentiality. MEHTA acknowledges and recognizes that the disclosure of confidential information to ELITE'S competitors will be highly detrimental to ELITE'S business. Therefore, MEHTA agrees that he will not disclose, reveal, or disseminate to any person, firm, or organization, any information concerning ELITE'S business which is

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of a confidential nature. This shall not preclude MEHTA from disclosing confidential information (i) to the extent that such information is generally available and known in the industry or is available from a source other than ELITE, through no action of MEHTA, or (ii) as required by law, or (iii) information respecting the business of ELITE after the Expiration Date of this Agreement; or (iv) if such disclosure is in the Company's best interest or is made in order to promote and enhance the Company's business. This provision shall also not preclude MEHTA from using or disclosing any information and experience he possesses in his memory and knowledge.

         13. Entire Agreement. Each party acknowledges that he has read this Agreement, understands it, and agrees to be bound by its terms, and further agrees that this Agreement supersedes and merges all prior proposals, understandings and all other agreements, oral or written, between the parties relating to its subject matter. The parties further agree that this Agreement may not be modified or altered except by a written instrument duly executed by both parties.

         14. Nonwaiver. No failure of a party to exercise any right or waiver of any remedy shall operate or be construed to constitute a waiver or bar affecting such party's assertion of the right or obtaining the remedy at any future time. No failure of a party to insist upon compliance with any provision of this Agreement at any time or for any period of time shall impair the party's right to insist upon compliance with such provision at any future time.

         15. Legality. In the event any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby and said Agreement shall remain in full force and effect as if such cause or provision had not been inserted therein.

         16. Binding Effect. This Agreement shall be binding upon the parties, their respective successors and permitted assigns. Neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party, and any such attempt at assignment shall be void.

         17. Notices. Any notice to be given under this Agreement shall be sufficient if it is in writing and is sent by Certified or Registered Mail, or hand-delivered by a person who is not affiliated with the sender. Notices to MEHTA shall be sent to 76 Walsh Drive, Mahwah, New Jersey 07430 or such other address as he designates in writing. Notice to ELITE shall be sent to its Secretary or to any member of its Board of Directors (other than MEHTA).

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         IN WITNESS WHEREOF, the parties have here unto executed this document the day and year first above written.

                                      ELITE PHARMACEUTICALS, INC.

[Corporate Seal]                      by: ___________________________
                                      Director, acting with authority of the
______________________                Board of Directors
Assistant Secretary

                                      ---------------------------
                                      Atul M. Mehta


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